INDEPENDENT AUDITORS' REPORT






The Owners
Boeing 767

We have audited the accompanying balance sheet of the Boeing 767 as of December 31, 1999, and the related statements of income, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Boeing 767 is expected to terminate in 2000, as the aircraft equipment in the Boeing 767 has been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boeing 767 as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. The accompanying 1998 and 1997 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.



/s/ KPMG
SAN FRANCISCO, CALIFORNIA
June 9, 2000



                                                  BOEING 767
                                            (A Tenancy-In-Common)
                                                Balance Sheets
                                                 December 31,
                                          (in thousands of dollars)






                                                                               1999               1998
                                                                                              (unaudited)
                                                                          ------------------------------------
  ASSETS

  Aircraft equipment held for lease, at cost                              $             --  $         42,483
  Less accumulated depreciation                                                         --           (25,648 )
                                                                          -------------------------------------
      Net equipment                                                                     --            16,835

  Accounts receivable, less allowance for
        doubtful accounts of $284 in 1999 and $0 in 1998                                --             1,410
  Due from affiliates                                                                   --             4,043
  Prepaid expenses                                                                      --                 6
                                                                          -------------------------------------
        Total assets                                                      $             --  $         22,294
                                                                          =====================================


  LIABILITIES AND OWNERS' EQUITY

  Liabilities:
  Accounts payable and accrued expenses                                   $             --  $              15
  Due to affiliates                                                                      3                 63
  Lessee deposits and reserve for repairs                                               --              4,276
                                                                          ------------------------------------
    Total liabilities                                                                    3              4,354

    Owners' equity                                                                      (3)            17,940
                                                                          ------------------------------------

        Total liabilities and owners' equity                              $             --  $          22,294
                                                                          ====================================














      See accompanying auditors' report and notes to financial statements.





                                                  BOEING 767
                                            (A Tenancy-In-Common)
                                             STATEMENTS OF INCOME
                                       For the Years Ended December 31,
                                          (in thousands of dollars)


                                                                       1999                 1998              1997
                                                                                                         ----------------
                                                                                         (unaudited)       (unaudited)
                                                                 --------------------------------------------------------
  REVENUES

  Lease revenue                                                   $        1,648      $         5,130     $      4,920
  Net gain on disposition of equipment                                    24,415                   --               --
                                                                  -------------------------------------------------------
    Total revenues                                                        26,063                5,130            4,920
                                                                  -------------------------------------------------------

  EXPENSES

  Depreciation expense                                                     1,186                3,367            4,043
  Management fees to affiliate                                                92                  268              283
  Interest expense                                                            15                   43               37
  Insurance expense                                                           30                   68               52
  Administrative expenses to affiliates                                       61                   87               70
  Administrative expenses and other                                           68                   27                2
  Provision for bad debts                                                    284                   --               --
                                                                  -------------------------------------------------------
    Total expenses                                                         1,736                3,860            4,487
                                                                  -------------------------------------------------------

        Net income                                                $       24,327      $         1,270     $        433
                                                                  =======================================================


















      See accompanying auditors' report and notes to financial statements.

                                   BOEING 767
                              (A Tenancy-In-Common)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
             For the Years Ended December 31, 1999 , 1998, and 1997
                            (in thousands of dollars)







   Owners' equity at December 31, 1996 (unaudited)          $       23,925

  Net income                                                           433

  Distributions paid                                                (4,378)
                                                            ----------------

   Owners' equity at December 31, 1997 (unaudited)                  19,980

  Net income                                                         1,270

  Distributions paid                                                (3,310)
                                                            ----------------

   Owners' equity at December 31, 1998 (unaudited)                  17,940

  Net income                                                        24,327

  Distributions paid                                               (42,270)
                                                            ----------------

    Owners' equity at December 31, 1999                     $           (3)
                                                            ================










      See accompanying auditors' report and notes to financial statements.



                                                  BOEING 767
                                            (A Tenancy-In-Common)
                                           STATEMENTS OF CASH FLOWS
                                       For the Years Ended December 31,
                                          (in thousands of dollars)


                                                                        1999               1998             1997
                                                                                      (unaudited)       (unaudited)
                                                               ---------------------------------------------------------

  OPERATING ACTIVITIES

  Net income                                                    $        24,327    $         1,270   $            433
  Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
    Depreciation                                                          1,186              3,367              4,043
    Net gain on disposition of aircraft equipment                       (24,415)                --                 --
    Changes in operating assets and liabilities:
      Accounts receivable, net                                            1,691             (1,410)                --
      Due from affiliates                                                 4,043               (416)              (534)
      Prepaid expenses                                                        6                  2                  2
      Accounts payable and accrued expenses                                 (15)                11               (102)
      Due to affiliates                                                     (60)                40                 --
      Lessee deposits and reserve for repairs                            (1,279)               446                535
                                                                --------------------------------------------------------
        Net cash provided by operating activities                         5,484              3,310              4,377
                                                                --------------------------------------------------------

  Investing activities

  Proceeds from disposition of aircraft                                  36,786                 --                 --
                                                                ---------------------------------------------------------
        Net cash provided by investing activities                        36,786                 --                 --
                                                                --------------------------------------------------------

  Financing activities

  Distributions paid                                                    (42,270)            (3,310)            (4,378)
                                                                --------------------------------------------------------
        Net cash used in financing activities                           (42,270)            (3,310)            (4,378)
                                                                --------------------------------------------------------

  Net decrease in cash and cash equivalents                                  --                 --                 (1)
  Cash and cash equivalents at beginning of year                             --                 --                  1
                                                                --------------------------------------------------------
  Cash and cash equivalents at end of year                      $            --    $            --   $             --
                                                                ========================================================


  Supplemental information:
  Interest paid                                                 $           268    $            --   $             --
                                                                =========================================================









      See accompanying auditors' report and notes to financial statements.

                                   BOEING 767
                              (A TENANCY-IN-COMMON)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In December 1993, a Tenancy-In-Common Agreement was entered into between PLM Equipment Growth Fund (EGF), a California limited partnership, PLM, Equipment Growth Fund VI (EGFVI), a California limited partnership, and PLM Equipment Growth & Income Fund VII (EGFVII), a California limited partnership (the Partnerships). The tenancy-in-common (TIC) was entered into for the purpose of purchasing a Boeing 767 extended range aircraft. The TIC has no employees nor operations other than the operation of the Boeing 767. The TIC is owned 12% by EGF, 64% by EGFVI, and 24% by EGFVII. PLM Financial Services Inc., (FSI) is the General Partner of the Partnerships owning the TIC. FSI is a wholly-owned subsidiary of PLM International, Inc.

The aircraft was purchased in December 1993 for $40.6 million. A five-year lease with Transbrasil S/A Linhas Aereas was signed upon the acquisition of the aircraft. In June 1999, the aircraft was sold for proceeds of $40.1 million resulting in a gain of $24.4 million. The TIC is expected to be liquidated in 2000, as the aircraft in the TIC has been sold.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OPERATIONS

The aircraft in the TIC is managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI receives a monthly management fee from the TIC for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners, accordingly, the TIC has no cash balance at December 31, 1999 and 1998.

     ACCOUNTING FOR LEASES

The aircraft under the TIC was leased under an operating lease. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs are amortized over the life of the lease.

     DEPRECIATION

Depreciation of aircraft equipment was computed on the double declining balance method, taking a full month's depreciation in the month of acquisition, based upon estimated useful lives of 12 years. Acquisition fees of $1.6 million, which were paid to FSI, were capitalized as part of the cost of the equipment and depreciated over the life of the aircraft. Major expenditures that were expected to extend

                                   BOEING 767
                              (A TENANCY-IN-COMMON)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the equipment's useful life or reduce future equipment operating expenses were capitalized and amortized over the estimated remaining life of the equipment.

     AIRCRAFT

In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the equipment under the TIC at least quarterly, and whenever circumstances indicated that the carrying value of an asset may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value were less than the carrying value of the equipment, a loss on revaluation would have been recorded. No reductions to the carrying value of equipment were required during 1999,1998, or 1997.

     REPAIRS AND MAINTENANCE

Repair and maintenance cost to aircraft are usually the obligation of the lessee. To meet the maintenance requirements of certain aircraft airframes and engines, reserve accounts were funded monthly by the lessee based on engine hours. The reserve accounts are included in the balance sheet as lessee deposits and reserve for repairs.

     NET INCOME (LOSS) AND CASH DISTRIBUTION TO OWNERS

The net income (loss) and cash distributions are allocated to the owners based on their percentage of ownership in the TIC.

     COMPREHENSIVE INCOME

The TIC's net income is equal to comprehensive income for the years ended December 31,1999, 1998, and 1997.

2.   GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI receives a monthly management fee equal to (i) 10% of the amount of Cash Flows from operations, for PLM Equipment Growth Fund and (ii) 5% of gross revenues for PLM Equipment Growth Fund VI and PLM Equipment Growth and million, for 1998 and 1997 respectively.

FSI  and  its  affiliates   were   reimbursed   $0.1  million  by  the  TIC  for
administrative services performed on behalf of the TIC during 1999, 1998, and 1997, respectively.

The balance in due to affiliates as of December 31, 1999 includes $3,231 due to FSI. This amount was paid in 2000. The balance due to affiliates as of December 31, 1998 was $0.1 million. This was paid in 1999.

                                   BOEING 767
                              (A TENANCY-IN-COMMON)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

3.   EQUIPMENT

Revenues were earned by placing the aircraft in operating leases. A five-year lease with Transbrasil S/A Linhas Aereas was signed upon the acquisition of the aircraft in 1993.

The original lease expired in September 1998. After the original lease expired, the aircraft was on a month-to-month lease until April 1999, upon which the aircraft went off-lease. In June 1999, the aircraft was sold for proceeds of $40.1 million, which resulted in a gain of $24.4 million. The proceeds consisted of cash of $36.5 million, engine reserves of $3.0 million, and $0.5 million in receivables related to unpaid rents and engine reserve fundings, which were netted against the security deposit. As of December 31, 1999, $0.3 million of this receivable was still outstanding. This was fully reserved for as allowance for doubtful accounts as of December 31, 1999.

4.   GEOGRAPHIC INFORMATION

The aircraft was leased and operated in South America.

5.   INCOME TAXES

The TIC is not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Partnerships. Accordingly, no provision for income taxes has been made in the financial statements of the TIC.

As of December 31, 1999, there were no temporary differences between the financial statements carrying value of assets and the income tax basis.

6.   CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the TIC to concentrations of credit risk consist principally of lease receivables. The aircraft in the TIC was on lease to only one customer during 1999, 1998, and 1997. This lessee, Transbrasil S/A Linhas Aereas, accounted for all of the revenue prior to the sale of the aircraft in June 1999. The aircraft was sold to AAR Aircraft and Engine Group.

As of December 31, 1999, the General Partner believes the TIC had no other significant concentrations of credit risk that could have a material adverse effect on the TIC.